Exhibit 23.2

February 28, 2013

KNOT Offshore Partners LP

2 Queen’s Cross

Aberden, Aberdeenshire

AB15 4YB United Kingdom

Ladies and Gentleman:

Reference is made to the Form F-1 registration statement (the “Registration Statement”) relating to the initial public offering of common units of limited partner interests of KNOT Offshore Partners LP (the “Partnership”). We hereby consent to all references to our name in the Registration Statement and to the use of the statistical and graphical information supplied by us set forth in sections of the Registration Statement entitled “Industry”. We advise the Partnership that we do not have any knowledge that the information provided by us is inaccurate in any material respect. We further advise the Partnership that our role has been limited to the provision of such statistical and graphical data supplied by us. With respect to such statistical and graphical data, we advise you that:

•	certain information in our database is derived from estimates or subjective judgments;

•	the information in the database of other offshore drilling data collection agencies may differ from the information in our database; and

•	while we have taken reasonable care in the compilation of the statistical and graphical information and believe it to be accurate and correct, data compilation is subject to limited audit and validation procedures.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement of the Partnership to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and to the reference to our firm in the section of the Prospectus entitled “Industry and Market Data.”

FEARNLEY CONSULTANTS AS

By:	/s/ SVERRE BJØRN SVENNING
Name:	Sverre Bjørn Svenning
Title:	Director